CSW
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CENTRAL AND SOUTH WEST CORPORATION
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News Release

1616 Woodall Rodgers Freeway
P.O. Box 660164 - Dallas, Texas 75266-0164


                               Central Power and Light Company, Corpus Christi Public Service Company of Oklahoma, Tulsa Southwestern Electric Power Company, Shreveport West Texas Utilities Company, Abilene
                               Central and South West Service, Inc., Dallas
                                 and Tulsa
                               CSW Communications, Inc., Austin CSW Credit,
                               Inc., Dallas CSW Energy, Inc., Dallas CSW
                               International, Inc., Dallas CSW Leasing, Inc., Dallas EnerShop Inc., Dallas SEEBOARD plc, Crawley, West Sussex, U.K.

CENTRAL AND SOUTH WEST CORPORATION AND ICG COMMUNICATIONS
CREATE INNOVATIVE TELECOMMUNICATIONS PARTNERSHIP

LANDMARK VENTURE JOINS MAJOR UTILITY WITH COMPETITIVE PHONE CARRIER

         DALLAS,TX, and ENGLEWOOD, CO (January 14, 1997)-Central and South West Corporation (NYSE: CSR) and ICG Communications, Inc., (AMEX: ICG) today announced a landmark venture that will market telecommunications services-including local exchange telephone service-in a four-state region in the Southwest. In the newly competitive telecommunications industry, this innovative partnership will combine the strengths of an electric public utility company and a competitive local exchange carrier (CLEC) to provide consumers with local telephone, long distance and a variety of data communications services.
         Formation of the limited partnership was announced by E.R. Brooks, chairman, president and chief executive officer of CSW Corporation and J. Shelby Bryan, president and chief executive officer of ICG Communications, Inc. This venture will combine the resources of CSW Communications, Inc., a subsidiary of CSW Corporation and ICG Telecom Group, a subsidiary of ICG Communications. The new company, CSW/ICG ChoiceCom(TM), L.P., will be based in Austin and will develop and market its telecommunications services in the four-state region of Texas, Oklahoma, Louisiana, and Arkansas, which is the primary service territory of Central and South West's utility system. The partnership is equally owned by CSW and ICG.
        "This unique partnership is one that will strengthen the capabilities of both corporations," said Brooks. "CSW Communications has made great strides in developing new communications-based technologies for utility management. Now we look forward to launching CSW/ICG ChoiceCom(TM) and making it a key player in the telecommunications industry in our region."
         "We are very pleased to be at the forefront of this type of partnership within our industry," said Bryan. "This is an excellent fit with ICG's plan to develop and expand our presence in the Southwest. We are confident that this partnership will soon bring the benefits of local telephone competition to our targeted markets in this four-state region."
         CSW/ICG ChoiceCom(TM) will initially serve Austin and Corpus Christi, Texas, and Tulsa, Oklahoma, with local telephone, long distance and data services. At the same time, the new company will develop business opportunities in other cities in the four-state region.
         CSW Communications already operates approximately 400 miles of long-haul fiber lines it has built in Texas and Louisiana. ICG Telecom, a leading national provider of competitive local exchange services, currently offers or plans to offer local phone service in approximately 60 cities with more than 3,000 miles of fiber optic cable in its cluster regions of California, Colorado, Texas, the Ohio Valley and the Southeastern United States. CSW/ICG ChoiceCom(TM) plans to offer local exchange, long distance and data transmission services within the four-state CSW region.
         In addition to offering local exchange, long distance and data transmission services, CSW/ICG ChoiceCom(TM) will expand CSW Communications' existing city-to-city fiber network business. The venture also expects to develop full-service, interactive networks using hybrid fiber/coaxial technology in the near future.
         ICG's competitive local telephone services are provisioned on the company's fiber-optic backbone networks and supported by its switch facilities and technical resources, including its national network control center. ICG's state-of-the-art platforms include Lucent Technologies/Bell Laboratories' 5ESS(R) switching systems and Bellcore Operational Support Systems.
         Prior to the federal Telecommunications Act of 1996, certain multi-state electric utility companies were restricted from competing in the telecommunications industry. CSW Communications became the first exempt telecommunications company (ETC) under the Act, allowing it to more fully compete within the telecommunications industry.
         The company already has franchises in Austin and Corpus Christi to build fiber-optic networks and provide telecommunications services.
         CSW Communications, also based in Austin, will continue to develop and offer communications-based utility management services. The company developed the Customer Choice & Control(TM) program that helps utilities prepare for a new competitive environment. Currently, CSW Communications is deploying a wireless utility management program for the 10,000 customers of the city-owned electric and water utilities of Georgetown, Texas, and is conducting a pilot project for the Austin Electric Utility Department.
         Central and South West Corporation, based in Dallas, owns four electric utility subsidiaries in the United States: Central Power and Light Company, Public Service Company of Oklahoma, Southwestern Electric Power Company and West Texas Utilities Company. It also owns several other non-utility companies.
         The operations of ICG Communications, Inc., based in Englewood, Colo., consist of ICG Telecom Group, ICG Fiber Optic Technologies and ICG Satellite Services. Telecom Group is ICG's CLEC and enhanced services business. Fiber Optic Technologies provides network integration and support services. Satellite Services provides maritime telecommunications network and international end-to-end voice and data services, and operates VSAT (very small aperture terminal) private data networks.


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Financial Community Contact: Sharon R. Peavy, director of investor relations for
Central and South West Corporation, (214) 777-1277